UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EXPONENT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	77-0218904
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

149 Commonwealth Drive, Menlo Park, California 94025

(Address of Principal Executive Offices)(Zip Code)

Exponent, Inc.

Amended and Restated 2008 Equity Incentive Plan

(Full Title of the Plan)

Catherine Corrigan

President and Chief Executive Officer

Exponent, Inc.

149 Commonwealth Drive

Menlo Park, California 94025

(Name and Address of Agent For Service)

(650) 326-9400

(Telephone Number, Including Area Code, of Agent For Service)

With copy to:

Timothy G. Hoxie

Jeremy Cleveland

Jones Day

555 California Street
26th Floor

San Francisco, California 94104

Telephone: (415) 626-3939

Facsimile: (415) 875-5700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

explanatory Note

This Registration Statement on Form S-8 (this “Registration Statement”) relates to the issuance of up to an additional 1,480,000 shares of Exponent, Inc. (the “Registrant”) common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the Exponent, Inc. Amended and Restated 2008 Equity Incentive Plan.

On May 29, 2008, the Registrant filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (Commission File No. 333-151238) relating to the registration of 4,800,000 shares of Common Stock under the Exponent, Inc. 2008 Equity Incentive Plan and 800,000 shares under the Exponent, Inc. 2008 Employee Stock Purchase Plan (such numbers including the effect of a 2:1 stock split on May 28, 2015 and the effect of a 2:1 stock split on May 31, 2018).

On September 24, 2012, the Registrant filed with the Commission a Registration Statement on Form S-8 (Commission File No. 333-184058) relating to the registration of 4,856,300 additional shares of Common Stock under the Exponent, Inc. 2008 Equity Incentive Plan (such numbers including the effect of a 2:1 stock split on May 28, 2015 and the effect of a 2:1 stock split on May 31, 2018).

On March 19, 2018, the Registrant filed with the Commission a Registration Statement on Form S-8 (Commission File No. 333-223768) relating to the registration of 2,200,000 additional shares of Common Stock under the Exponent, Inc. 2008 Equity Incentive Plan and 400,000 additional shares of Common Stock under the Exponent, Inc. 2008 Employee Stock Purchase Plan (such numbers including the effect of a 2:1 stock split on May 31, 2018).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed or to be filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a)

The Registrant’s latest Annual Report on Form 10-K for the fiscal year ended January 3, 2025 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 28, 2025;

(b)

The description of the Common Stock of the Registrant contained in the Registrant’s Registration Statement on Form 8-A filed on June 25, 1990, pursuant to Section 12 of the Exchange Act, as updated by the description of the Common Stock contained in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 1, 2021 filed pursuant to Section 13(a) or 15(d) of the Exchange Act on February 26, 2021.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information deemed to be furnished and not filed with the Commission) and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except (1) with respect to a director or officer, for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) with respect to a director or officer, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) with respect to a director, under Section 174 of the DGCL, (4) with respect to a director or officer, for any transaction from which the director or officer derived an improper personal benefit, or (5) with respect to an officer, in any action by or in the right of the corporation.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner she or he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner she or he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify her or him against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred. Indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against her or him and incurred by her or him in any such capacity, or arising out of her or his status as such, whether or not the corporation would otherwise have the power to indemnify her or him under Section 145.

Article VII of the Amended and Restated Bylaws of Exponent, Inc. (the “Bylaws”) provides that the Registrant shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, indemnify any person against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or completed action, suit, or proceeding in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director or officer of the Registrant.

The Registrant is required to indemnify a director or officer in connection with any action, suit, or proceeding initiated by such director or officer only if the initiation of such action, suit, or proceeding by the director or officer was authorized by the board of directors of the Registrant.

The Registrant will pay the expenses incurred by a director or officer of the Registrant entitled to indemnification in defending any action, suit, or proceeding in advance of its final disposition; provided that payment of expenses incurred by a director or officer of the Registrant will be repaid if it is determined that the director or officer is not entitled to be indemnified.

The right conferred on any person by Article VII of the Bylaws shall not be exclusive of any other rights, which such person may have or hereafter acquired under any statute, provision of the Registrant’s Certificate of Incorporation, the Bylaws, agreement, vote of the stockholders or disinterested directors.

The Registrant may purchase and maintain insurance on behalf of any person who is or was a director or officer, for any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify him or her against such liability under the provisions of the DGCL.

In addition, each executive officer and director is a party to a written agreement for the indemnification of and advancement of expenses to these persons to the fullest extent permitted by law.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

4.1	Exponent, Inc. Amended and Restated 2008 Equity Incentive Plan (incorporated by reference as Appendix A to Exponent, Inc.’s Schedule 14A filed on April 22, 2024)

5.1*	Opinion of Jones Day

23.1*	Consent of Jones Day (filed as part of Exhibit 5.1)

23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included as part of the signature page to this Registration Statement)
107*	Filing Fee Table

* Filed herewith.

Item 9. Undertakings

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Menlo Park, State of California, on February 28, 2025.

EXPONENT, INC.

By:	/s/ Richard L. Schlenker
Richard L. Schlenker, Jr.
Executive Vice President, Chief Financial Officer and Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Catherine Corrigan and Richard L. Schlenker his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their respective capacities and on the dates indicated.

Signature	Title	Date

/s/ Catherine Corrigan Catherine Corrigan, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2025

/s/ Richard L. Schlenker Richard L. Schlenker	Executive Vice President, Chief Financial Officer and Corporate Secretary (Principal Financial and Accounting Officer)	February 28, 2025
/s/ Paul R. Johnston Paul R. Johnston, Ph. D.	Chairman of the Board of Directors	February 28, 2025
/s/ George Brown George Brown	Director	February 28, 2025
/s/ Carol Lindstrom Carol Lindstrom	Director	February 28, 2025
/s/ Karen A. Richardson Karen A. Richardson	Director	February 28, 2025
/s/ Debra L. Zumwalt, Debra L. Zumwalt	Director	February 28, 2025